Exhibit 21. List of Wholly Owned Subsidiaries

Mister Goody Deals, LLC, a Florida limited liability company

Mister Goody Affiliate, LLC, a Florida limited liability company

Mister Goody Vendors, LLC, a Florida limited liability company